UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                              TO RULES 13D-1(B)(C)
                      AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. __)*


                                   Cosi, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   22122P101
                    ----------------------------------------
                                 (CUSIP Number)





                               February 18, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)

       [X]   Rule 13d-1(c)

       [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------------                       ---------------------------
CUSIP NO.  22122P101                   13G           PAGE 2 OF 5 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Chilton Investment Company, Inc.
        13-3667517
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
                        5.      SOLE VOTING POWER

                                1,010,391
      NUMBER OF         --------------------------------------------------------
        SHARES          6.      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 0
         EACH           --------------------------------------------------------
      REPORTING         7.      SOLE DISPOSITIVE POWER
        PERSON
         WITH                   1,010,391
                        --------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,010,391
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

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-----------------------------                       ---------------------------
CUSIP NO.  22122P101                   13G           PAGE 3 OF 5 PAGES
-----------------------------                       ---------------------------


ITEM 1(A).        NAME OF ISSUER.
                  Cosi, Inc.


ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  242 West 36th Street
                  New York, New York 10018


ITEM 2(A).        NAMES OF PERSONS FILING.
                  Chilton Investment Company, Inc.


ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                  1266 East Main Street, 7th Floor
                  Stamford, CT  06902


ITEM 2(C).        CITIZENSHIP.
                  State of Delaware

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.
                  Common Stock, $.01 par value


Item 2(e).        CUSIP NUMBER.
                  22122P101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ] An    investment    adviser    in    accordance   with
ss.240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An  employee   benefit   plan  or  endowment  fund  in
accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A   parent   holding  company  or  control  person  in
accordance with ss.240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

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-----------------------------                       ---------------------------
CUSIP NO.  22122P101                   13G           PAGE 4 OF 5 PAGES
-----------------------------                       ---------------------------


ITEM 4.           OWNERSHIP.

                  (a) Amount beneficially owned: 1,010,391 shares

                  (b) Percent of class:  6.1%

                  (c) Number of shares as to which the person has:

                           (i)      Sole power to vote or to
                                    direct the vote:   1,010,391
                           (ii)     Shared power to vote or to
                                    direct the vote:   0
                           (iii)    Sole power to dispose or to
                                    direct the disposition of:  1,010,391
                           (iv)     Shared power to dispose or to
                                    direct the disposition of:  0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the benficial owner of more than five percent of the class of sercurities, check the following [ ].


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Inapplicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Inapplicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.


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-----------------------------                       ---------------------------
CUSIP N0.  22122P101                   13G           PAGE 5 OF 5 PAGES
-----------------------------                       ---------------------------

ITEM 10.          CERTIFICATIONS.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 28, 2003


                                                CHILTON INVESTMENT COMPANY, INC.



                                           By:  /s/   Norman B. Champ III
                                                --------------------------------
                                                Name:  Norman B. Champ III
                                                Title: Managing Director